UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2015

CHAMPIONS ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1 University Plaza, Suite 307, Hackensack, New Jersey 07601

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 808-8400

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On March 11, 2015, Champions Oncology, Inc. (the “Company”) entered into a 2015 Securities Purchase Agreement (the “2015 Securities Purchase Agreement”) with Battery Ventures IX, L.P. and Battery Investment Partners IX, LLC (collectively, “Battery”), New Enterprise Associates 14, Limited Partnership (“NEA”), Joel Ackerman, Chief Executive Officer and a director of the Company (“Ackerman”), Dr. Ronnie Morris, President and a director of the Company (“Morris”), Daniel Mendelson, a director of the Company (“Mendelson”) and certain other investors (collectively with Battery, NEA, Ackerman, Morris and Mendelson, the “Investors”), for the sale to the Investors of units, each unit consisting of one share of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and a warrant to buy 0.55 shares of Common Stock at $0.48 per share (the “Warrants”), at a purchase price of $0.40 per unit, for an aggregate of $14,000,000. The Warrants expire five years after the closing date. Ackerman and Morris converted convertible promissory notes dated December 1, 2014 in the principal amounts of $1 million each, plus accrued interest, into the units at a 5% discount, pursuant to the terms of the convertible promissory notes, and received 2,710,526 units each.

The Investors will have the right to require the Company to repurchase the purchased shares (the “Put Option”) for cash for $0.40 per share upon a change of control or sale or exclusive license of substantially all of the Company’s assets approved by the Company’s board of directors. The Put Option will terminate upon the achievement of certain financial and other milestones.

The Investors have certain participation rights with respect to future financings of the Company. The Company covenanted to register the resale of the shares of Common Stock to be issued to the Investors and the shares of Common Stock issuable upon exercise of the Warrants pursuant to a 2015 Amended and Restated Registration Rights Agreement, and to pay certain liquidated damages if the Company fails to file such registration statement by a certain deadline, have it declared effective by a certain deadline or keep it effective for a certain period of time.

The shares of Common Stock and the Warrants to be sold pursuant to the 2015 Securities Purchase Agreement will be sold to accredited investors only in a private placement in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

The issuance of the shares of Common Stock and the Warrants will result in the Company issuing 1,865,853 shares of Common Stock to investors who purchased shares of Common Stock pursuant to a Securities Purchase Agreement dated as of March 24, 2011 (the “2011 Securities Purchase Agreement”) due to contractual antidilution provisions in that 2011 Securities Purchase Agreement. The Company also agreed to amend and restate the 2011 Securities Purchase Agreement to eliminate these antidilution provisions going forward, and conform aspects of the put option in that 2011 Securities Purchase Agreement to the Put Option in the 2015 Securities Purchase Agreement.

The Company agreed to amend and restate its Securities Purchase Agreement dated January 28, 2013 (the “2013 Securities Purchase Agreement”) to conform aspects of the put option in that 2013 Securities Purchase Agreement to the Put Option in the 2015 Securities Purchase Agreement.

The Company also agreed to amend its warrants issued in connection with the 2011 Securities Purchase Agreement and the 2013 Securities Purchase Agreement to eliminate the antidilution rights for future transactions, extend the terms by one year each, revise the exercise price and increase the number of warrant shares.

The foregoing description is qualified in its entirety by the terms of the Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

The Company’s press release describing the transaction is attached hereto as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

The information required by this Item is described in Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.

10.1	2015 Securities Purchase Agreement dated as of March 11, 2015
99.1	Press release dated March 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS ONCOLOGY, INC.
(Registrant)

Date: March 12, 2015	By:	/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer